Filed Pursuant to Rule 424(b)(3)

Registration No. 333-136673

Prospectus Supplement to Prospectus dated September 27, 2006

Satcon Technology Corporation

23,091,982 Shares of Common Stock

This prospectus supplement updates the prospectus dated September 27, 2006 relating to the offer for sale of up to an aggregate of 23,091,982 shares of common stock of Satcon Technology Corporation by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect a transfer of a warrant to purchase 181,818 shares of common stock, originally held by Nite Capital LP, to Option Opportunities Corp.  The amounts set forth below are based upon information provided to us by the selling stockholder (or its representatives), or on our records, and are accurate to the best of our knowledge.  Unless we indicate otherwise, the information in this prospectus supplement is as of January 21, 2010.

	Number of Shares of Common Stock Beneficially Owned as of	Number of Shares of Common Stock		Number of Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	01/21/10 (1)	Being Offered		Number	Percentage (3)

Option Opportunities Corp. (4)	272,727	181,818	(5)	90,909	*

*	Less than 1%.

(1)	Includes shares issuable upon exercise of warrants that are exercisable within 60 days of January 21, 2010.

(2)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(3)

For each selling stockholder, this number represents the percentage of common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of January 21, 2010 (70,872,079 shares) and assuming (i) exercise of any warrants that are exercisable within 60 days of January 21, 2010 owned by such selling stockholder and (ii) no options, warrants or other convertible securities held by other persons have been exercised or converted.

(4)	David F. Dury has voting and investment power over securities held by Option Opportunities Corp.

(5)

Represents shares of common stock issuable upon exercise of a Warrant A issued in connection with our private placement of $12.0 million aggregate principal amount of senior secured convertible notes in July

2006. These warrants have an exercise price of $1.815 per share and may be exercised at any time through July 19, 2013.

This prospectus supplement is not complete without the prospectus dated September 27, 2006, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is January 27, 2010.